Exhibit 10.1

CORMEDIX INC.

EXECUTIVE BONUS PLAN

I. Purpose. The purpose of the CorMedix Inc. Executive Bonus Plan (the “Plan”) is to provide a means whereby CorMedix Inc. (the “Company”) may provide incentive compensation to its eligible employees to serve as an incentive for employee performance and retention. The Plan is effective as of December 20, 2021.

II. Definitions. Whenever used in this Plan, the following terms will have the respective meanings set forth below:

2.1 “Board” means the Board of Directors of the Company.

2.2 “Code” means the Internal Revenue Code of 1986, as amended.

2.3 “Committee” means the Compensation Committee of the Board.

2.4 “Company” means CorMedix Inc. or any successor thereto.

2.5 “Participant” means a salaried executive of the Company who is selected to participate in the Plan by the Committee, as described in Section III of the Plan.

2.6 “Performance Period” means a period of time determined by the Committee in its discretion during which the specified performance metrics must be met.

2.7 “Plan” means this CorMedix Inc. Executive Bonus Plan, as in effect from time to time.

III. Participation. The Committee shall select such executives as it deems appropriate to participate in the Plan for a Performance Period. The Company shall notify the Participants in writing of their participation in the Plan.

IV. Bonus.

4.1 Target Bonus. For each Performance Period, the Committee shall specify a target bonus for each Participant, which may be a percentage of the Participant’s base salary or such other amount as the Committee determines. Each Participant shall be eligible to receive a bonus for the Performance Period based on the achievement of performance metrics during the Performance Period and such other factors as the Committee determines. The amount actually paid to a Participant may be more or less than the target bonus amount, depending on the extent to which the performance metrics and other conditions are met and the Committee’s exercise of discretion.

4.2 Performance Metrics. The Committee shall establish performance metrics for each Performance Period, which may include, but shall not be limited to, any of the following criteria: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, equity, or sales); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (vii) cash flow per share; (viii) earnings before or after taxes, interest, depreciation, and/or amortization; (ix) gross or operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or ratios; (xiii) charge-off levels; (xiv) improvement in or attainment of revenue levels; (xv) margins; (xvi) operating efficiency; (xvii) operating expenses; (xviii) economic value added; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) debt reduction; (xxii) capital targets; (xxiii) regulatory, clinical, or manufacturing milestones; (xxiv) consummation of acquisitions, dispositions, projects or other events or transactions; (xxv) developing strategic plans, (xxvi) objectives related to product development, testing, product design, regulatory approval, product manufacturing and other business needs, and (xxvii) personal objectives for the Participant.

4.3 Approval of Bonus Payments.

(a) At the end of the Performance Period, the Board shall determine the amount of each Participant’s bonus, if any, based on achievement of the performance metrics, subject to the Committee’s discretion to make appropriate adjustments. The Committee shall have sole discretion to determine whether and to what extent the performance metrics have been met. The Committee may adjust the performance results for extraordinary items or other events or circumstances, as the Committee deems appropriate, and the Committee may adjust the amount of any bonus payment as the Committee deems appropriate.

(b) If a Participant changes positions during the Performance Period, the Participant’s target annual bonus may be adjusted by the Committee to reflect the change in position.

(c) No bonus shall be considered to be earned under this Plan unless and until the Committee has determined that a bonus is payable, the Participant is employed through the end of the applicable Performance Period, the Participant is in compliance with any confidentiality, nonsolicitation and other restrictive covenants agreements with the Company, and all other conditions for payment have been met.

4.4 Payment of Bonus. Each bonus earned for a Performance Period shall be paid in cash to the Participant in a single lump sum within 2 ½ months following the end of the Performance Period (but no later than March 15 of the calendar year following the calendar year in which the Performance Period ends), provided that the Participant remains employed by the Company through the end of the applicable Performance Period, the Participant is in compliance with any confidentiality, nonsolicitation and other restrictive covenants agreements with the Company, and all other conditions for payment have been met.

4.5 Withholding Tax. The Company shall withhold from each bonus payment an amount sufficient to satisfy all federal, state and local tax withholding requirements relating to the bonus.

V. Termination of Employment. Except as provided below, a Participant must be employed by the Company through the end of the applicable Performance Period in order to be eligible to receive a bonus for such Performance Period. The Committee shall have discretion to pay a prorated or full bonus in the event of death, disability, involuntary termination without cause or other circumstances, as the Committee deems appropriate, including to comply with any applicable employment agreement.

VI. Administration. The Committee shall administer the Plan. The Board may make any or all determinations of the Committee hereunder, in which case all references to the “Committee” shall be deemed to include the Board. The Committee shall have full power and discretionary authority to interpret and administer the Plan, to make all determinations, including all participation and bonus determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan. Any action required of Committee under the Plan shall be made in the Committee’s sole discretion and not in a fiduciary capacity. All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, the Participants, and any other persons having or claiming an interest hereunder. All bonuses shall be awarded conditional upon the Participant’s acknowledgement, by continuing in employment with the Company, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such bonus.

VII. General Provisions.

7.1 Transferability. No bonus under this Plan shall be transferred, assigned, pledged or encumbered by the Participant nor shall it be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. In the event of a Participant’s death, any amounts payable under this Plan, as determined by the Committee, shall be paid to the Participant’s estate.

7.2 Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. Each Participant’s right to receive a bonus shall be no greater than the right of an unsecured general creditor of the Company. All bonuses shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of bonuses.

7.3 No Rights to Employment. Nothing in the Plan, and no action taken pursuant hereto, shall confer upon a Participant the right to continue in the employ of the Company, or affect the right of the Company to terminate a Participant’s employment at any time for cause or for no cause whatsoever.

7.4 Company Policies. The Plan and all bonuses paid hereunder shall be subject to any applicable clawback and other Company policies adopted by the Board from time to time.

7.5 Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Code, in order to avoid application of section 409A to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of section 409A. Although the Company intends to administer the Plan to prevent taxation under section 409A, the Company does not represent or warrant that the Plan or any bonus complies with any provision of federal, state, local or other tax law.

7.6 Termination and Amendment of the Plan. The Board may amend or terminate the Plan at any time.

7.7 Successors. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

7.8 Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Delaware.

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